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                                                                    Exhibit 23.1








                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders
National Quality Care, Inc.


We consent to the incorporation by reference in this registration statements (Nos. 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287,
333-34703, 333-45145, 333-46967, 333-49059, and 333-73413), on Form S-8 of
National Quality Care, Inc. of our report dated March 18, 2003, relating to the consolidated balance sheets of National Quality Care, Inc. and Subsidiary as of December 31, 2001 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report is included in the December 31, 2001 and 2002 annual report on Form 10-KSB of National Quality Care, Inc.



/s/ Moss Adams LLP

Los Angeles, California
June 12, 2003